Exhibit 10.2

[AEL Letterhead]

[Date]

[Name]

[Address]

[Address]

Dear [Name]:

This letter (this “Agreement”) confirms certain payment and reimbursement treatment approved by the Compensation and Talent Management Committee of the Board of Directors of American Equity Investment Life Holding Company (the “Company”) in connection with the merger (the “Merger”) between the Company and Brookfield Reinsurance Ltd. (“Parent”) with respect to certain payments that you may become entitled to receive in connection with the Merger. Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 4, 2023, among the Company, Parent, Arches Merger Sub Inc. and solely for the purposes set forth therein, Brookfield Asset Management Ltd. In the event that the Merger Agreement terminates pursuant to its terms prior to the closing of the Merger (the “Closing”), this Agreement will terminate and be of no force or effect.

1.            Reimbursement Payments.

Notwithstanding anything to the contrary in your Change in Control Agreement with the Company or any other Company Plan, in the event that it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any of its affiliated entities (including their respective successors) to or for your benefit (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), then the Company shall pay you an additional payment (which, for this purpose, includes withholding and remittance of taxes by Parent, the Company or any of their Affiliates on your behalf) (a “Reimbursement Payment”) in an amount such that after payment by you of all taxes (including, without limitation, any income and employment taxes and any interest and penalties imposed with respect thereto, and any excise tax imposed upon the Reimbursement Payment), you retain an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments (so as to put you in the same after-tax position as if no such Excise Tax had been imposed upon the Payments).

For purposes of determining the amount of the Reimbursement Payment, you shall be deemed to pay (a) federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (b) applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made.

The Reimbursement Payment with respect to any Payment will be made as soon as reasonably practicable following such Payment and in no event later than 10 days following such Payment.

2.            Calculation Firm Determinations.

You and the Company agree that the determinations necessary to be made under Section 1 of this Agreement, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment and the assumptions to be utilized in arriving at such determinations, will be based on the calculations prepared by Golden Parachute Tax Solutions LLC (the “Calculation Firm”). The Calculation Firm shall provide detailed supporting calculations both to you and the Company within fifteen (15) business days of the receipt of notice from you or the Company that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). Except as set forth in the case of a claim made by a Taxing Authority (as defined below), the Determination shall be binding upon you and the Company and neither you nor the Company shall take a tax reporting position that is inconsistent with the Determination.

3.            Underpayment; Overpayment.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company to you or on your behalf should have been made to you or on your behalf (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that, after the Company exhausts its remedies pursuant to Section 4 of this Agreement, the amount of the Reimbursement Payment is less than the amount necessary to reimburse you for your Excise Tax, the Calculation Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to you or to a Taxing Authority on your behalf. If, after receipt of a Reimbursement Payment, you become entitled to receive any refund with respect to the Excise Tax to which such Reimbursement Payment relates, you shall promptly pay to the Company the amount of any such refund.

4.            Claims Procedures.

You are required to notify the Company in writing of any written claim by the Internal Revenue Service or any state or local taxing authority (a “Taxing Authority”) that, if successful, would require you to pay an Excise Tax such that your aggregate liability for all Excise Taxes would exceed any Reimbursement Payments previously determined by the Calculation Firm to be due and that were paid to you or to any Taxing Authority on your behalf. Such notification shall be given to the Company as soon as practicable, but in any event no later than five (5) business days after you receive written notice of such claim by the Taxing Authority. You are required to provide the Company a copy of the notice of claim by the Taxing Authority and the date set forth in the claim that the Taxing Authority specifies as the due date for payment of such claim.

You may not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such written notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company does not notify you in writing prior to the expiration of such thirty (30) day period that the Company desires to contest such claim, the Company shall, within fifteen (15) business days after the expiration of such thirty (30) day period, pay to you or to any Taxing Authority on your behalf the amount claimed to be due by the Taxing Authority, such that, on an after-tax basis, you are held harmless for any Excise Tax.

If the Company notifies you in writing prior to the expiration of such thirty (30) day period that it desires to contest such claim, the Company shall control the defense of any such claims or disputes and bear all costs related to the defense thereof. In furtherance of the foregoing, you shall (a) give the Company any information reasonably requested by the Company relating to such claim, (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time and (c) cooperate with the Company in good faith in order effectively to contest such claim. Without limiting the foregoing, the Company, in its sole discretion, may (x) pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and (y) either pay the tax claimed to the appropriate Taxing Authority on behalf of you and direct you to sue for a refund or contest the claim in any permissible manner, it being understood that you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. The Company shall bear and pay directly all costs and expenses (including additional taxes, interest and penalties and reasonable professional fees) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or any other tax (including interest or penalties thereon) imposed and any such costs and expenses incurred by you as a result of such contest.

5.            Miscellaneous.

The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the State of Iowa, without reference to principles of conflict of law, and will be binding on any successor to the Company. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise (including, after the Closing, Parent and its affiliates).

This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and shall be interpreted, operated and administered accordingly. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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We thank you for your service and contributions to the success of the Company.

Sincerely,

[Name] [Title]

Acknowledged and agreed on the date first written above:

[Employee Name]

[Signature Page to Form of Tax Reimbursement Agreement]